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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Xilinx, Inc. for the registration of its debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units and to the incorporation by reference therein of our reports dated May 23, 2013, with respect to the consolidated financial statements and schedule of Xilinx, Inc. and the effectiveness of internal control over financial reporting of Xilinx, Inc., included in its Annual Report (Form 10-K) for the year ended March 30, 2013, filed with the Securities and Exchange Commission.

San Jose, California
February 20. 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm